Exhibit 99.1

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Fourth-Quarter Net Income More Than Doubles; EPS Outlook Raised

•	Fourth-quarter net income more than doubled to $460 million, or $0.58 per share; revenue grew 7 percent despite impact of strikes

•	Full-year EPS grew 39 percent to $3.20 on a 5 percent revenue increase

•	Operating cash flow grew to a record $7.0 billion for the year, reflecting sales success and productivity improvements across the company

•	Backlog climbed 33 percent to a record $202 billion

•	EPS forecast for 2006 increased; 2007 outlook reflects commercial airplane market strength and company-wide growth and productivity initiatives

Table 1. Summary Financial Results

	4th Quarter			Full Year
(Millions, except per share data)	2005	2004	Change	2005	2004	Change
Revenues	$14,204	$13,314	7%	$54,845	$52,457	5%
Earnings From Operations	$544	$28	N.M.	$2,812	$2,007	40%
Operating Margin	3.8%	0.2%	3.6 Pts	5.1%	3.8%	1.3	Pts
Reported Net Income	$460	$186	147%	$2,572	$1,872	37%
Reported Earnings per Share	$0.58	$0.23	152%	$3.20	$2.30	39%
Operating Cash Flow (after pension contributions)	$2,387	$1,327	80%	$7,000	$3,504	100%

CHICAGO, Feb. 1, 2006 – The Boeing Company [NYSE: BA] today reported significant growth in its fourth-quarter financial performance and provided guidance for 2006 and 2007 emphasizing its expectations for continued growth and margin expansion.

Boeing’s fourth-quarter net income more than doubled to $460 million, or $0.58 per share, from $186 million, or $0.23, a year ago. Revenue increased 7 percent to $14.2 billion from $13.3 billion while operating margin increased to 3.8 percent from 0.2 percent.

For 2005, Boeing’s net income increased to $2.6 billion, or $3.20 per share, from $1.9 billion, or $2.30 per share, in 2004. Revenue rose to $54.8 billion from $52.5 billion and operating margin rose to 5.1 percent from 3.8 percent. Revenue in 2005 grew 5 percent despite labor strikes at Commercial Airplanes and the company’s launch business that reduced revenue by approximately $2.3 billion.

Building on progress made in 2005, Boeing is increasing its earnings per share guidance for 2006 to between $3.25 and $3.45. In 2007, earnings per share is projected to rise approximately 25 percent to between $4.10 and $4.30 on higher deliveries of commercial airplanes and company-wide productivity improvements. Further details on financial guidance are provided below.

“Our results and improved outlook reflect a strong commitment to growth, expanding margins and improving how we do business every day,” said Chairman, President and Chief Executive Officer Jim McNerney. “As we look ahead, that commitment will be reflected in a continued emphasis on driving results in our core business units and a new focus on a series of growth and productivity initiatives to leverage our capabilities, resources and talent across the entire company.”

Boeing’s fourth-quarter earnings from operations rose to $544 million from $28 million in the same quarter a year ago, and its operating cash flow grew by 80 percent to $2.4 billion. Free cash flow* was $1.9 billion for the quarter after an investment of $0.5 billion in property, plant & equipment (Table 2). For the year, operating earnings grew 40 percent to $2.8 billion and operating cash flow doubled to a record $7.0 billion. Free cash flow* was $5.5 billion, 140 percent higher than last year’s $2.3 billion on strong earnings growth and working capital improvements.

Table 2. Cash Flow

	4th Quarter		Full Year
(Millions)	2005	2004	2005	2004
Operating Cash Flow[1]	$2,387	$1,327	$7,000	$3,504
Less Additions to Property, Plant & Equipment	$(473)	$(547)	$(1,547)	$(1,246)

Free Cash Flow*	$1,914	$780	$5,453	$2,258

[1]	Includes pension contributions of $0.7 billion in the fourth quarter of 2004. The full-year pension contributions for 2005 and 2004 are $1.9 billion and $4.4 billion, respectively.
*	A complete definition of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is appended to this release.

Fourth quarter earnings per share of $0.58 includes a reduction of 16 cents for the previously disclosed non-cash pension charge related to the sale of Rocketdyne. Results for the year-ago quarter included a tax benefit of 12 cents per share and charges totaling 44 cents per share related to the U.S. Air Force 767 Tanker program and to complete 717 production. Without these items, adjusted earnings per share* would have been 74 cents in fourth quarter 2005 and 55 cents in the same quarter last year. Reconciliations of GAAP earnings per share to adjusted earnings per share are appended to this release.

Boeing’s backlog at year end was a record $202 billion, up 19 percent from the end of the third quarter and 33 percent for the year. That growth primarily reflects the more than 1,000 commercial airplane orders received during the year.

Boeing’s cash and investments in marketable securities totaled $8.4 billion at year end, up from $7.5 billion at the end of the third quarter (Table 3) and from $6.1 billion at the end of 2004. This reflected strong operating cash flow partially offset by the ongoing share repurchase program, pension plan contributions, and planned investment increases in Boeing’s core businesses. The company repurchased 12.4 million shares during the quarter for $832 million and 45.2 million shares for $2.9 billion during the entire year, leaving 24.3 million shares available under the existing repurchase authorization. The company made no discretionary contributions to its pension plans during the quarter; contributions for all of 2005 totaled $1.9 billion. The funded status of the Company’s pension plans improved to 96 percent in 2005.

The Boeing Company debt was unchanged from the end of the third quarter at $3.9 billion. Boeing Capital debt declined slightly to $6.2 billion as strong operating cash flow eliminated the need for new financing.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q05	3Q05
Cash	$5.4	$4.5
Marketable Securities[1]	$3.0	$3.0

Total	$8.4	$7.5

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$6.2	$6.4
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$10.7	$10.9

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes’ contractual backlog rose 37 percent during the quarter and 89 percent for the full year to $124 billion, reflecting 388 gross orders during the quarter – including 18 that launched the 747-8 program – and 1,029 for the year. From the 787 Dreamliner program launch to the end of 2005, 27 customers had booked a total of 379 orders and commitments for the new airplane, including 291 firm orders.

Revenues for the fourth quarter increased 8 percent to $5.9 billion on higher airplane deliveries, a favorable model mix and higher spares revenue (Table 4). Operating margins were 5.6 percent, reflecting higher revenues partially offset by planned increases in research and development expense. The tanker and 717 related items mentioned above led to a negative operating margin for 2004’s fourth quarter. Airplane deliveries totaled 73 units, eight fewer than originally planned due to residual effects of the September labor strike, which reduced results by an estimated 8 cents in the quarter.

For the year, revenues rose 8 percent to $22.7 billion on higher deliveries, increased spares and services sales, and higher used aircraft sales. Deliveries for the year totaled 290 airplanes. Operating earnings grew 90 percent to $1.4 billion.

Table 4. Commercial Airplanes Operating Results

	4th Quarter		% Change	Full Year		% Change
(Millions, except deliveries & margin percent)	2005	2004		2005	2004
Commercial Airplanes Deliveries	73	67	9%	290	285	2%

Revenues	$5,856	$5,398	8%	$22,651	$21,037	8%
Earnings (Loss) from Operations	$330	$(149)	N.M.	$1,432	$753	90%

Operating Margins	5.6%	(2.8)%	8.4 Pts	6.3%	3.6%	2.7	Pts

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) revenues increased 7 percent in the quarter to $8.1 billion due to strong growth in Aircraft & Weapon Systems and Support Systems segments (Table 5). Operating margins increased to 11.4 percent from 8.9 percent driven by double-digit performance in these segments. A strike at IDS’s launch business and lower revenue from proprietary programs reduced fourth-quarter revenue by nearly $700 million below previous expectations.

For the year, IDS achieved record revenue, earnings and margins. Revenues rose 1 percent to $30.8 billion, operating earnings rose 33 percent to $3.9 billion, and operating margins increased to 12.6 percent, up from 9.6 percent a year ago. Full year operating earnings include a pre-tax gain of $569 million from the sale of Rocketdyne, without which IDS’s operating margin would have been an industry-leading 10.8%.

Aircraft & Weapon Systems revenues increased 18 percent to $3.1 billion for the quarter, primarily due to the delivery mix and timing of C-17 and other aircraft programs. Operating margins were 16.5 percent driven by strong performance across key programs including C-17, F/A-18 and Rotorcraft.

Network Systems revenues declined to $2.9 billion on lower volume on Ground-based Midcourse Defense, Homeland Security and Proprietary programs that was partially offset by increased activity in Future Combat Systems (FCS) and Airborne Command & Control programs. Operating margins fell to 5.7 percent, as lower missile defense and Airborne Early Warning & Control earnings from revised cost and fee estimates offset higher earnings from programs with increased revenues identified above.

Table 5. Integrated Defense Systems Operating Results

	4th Quarter		% Change	Full Year		% Change
(Millions, except margin percent)	2005	2004		2005	2004
Revenues
Aircraft and Weapon Systems	$3,099	$2,627	18%	$11,444	$11,394	0%
Network Systems	$2,890	$2,942	(2)%	$11,264	$11,221	0%
Support Systems	$1,588	$1,391	14%	$5,342	$4,881	9%
Launch and Orbital Systems	$548	$667	(18)%	$2,741	$2,969	(8)%

Total IDS Revenues	$8,125	$7,627	7%	$30,791	$30,465	1%

Earnings (Loss) from Operations
Aircraft and Weapon Systems	$511	$291	76%	$1,707	$1,636	4%
Network Systems	$165	$276	(40)%	$638	$969	(34)%
Support Systems	$225	$184	22%	$765	$662	16%
Launch and Orbital Systems	$23	$(76)	N.M.	$780	$(342)	N.M.

Total IDS Earnings (Loss) from Operations	$924	$675	37%	$3,890	$2,925	33%

Operating Margins	11.4%	8.9%	2.5 Pts	12.6%	9.6%	3.0 Pts

Support Systems revenues rose 14 percent to $1.6 billion driven by increased volume in Integrated Support Services for Special Operations Forces, C-17, C-130 and F-15K. Operating margins were 14.2 percent, up from 13.2 percent during the same period in 2004.

Launch and Orbital Systems revenues declined 18 percent to $0.5 billion due primarily to the strike affecting the launch business during the quarter. Operating margins rose to 4.2 percent due to higher contract values for Delta IV launch contracts in 2005 and revised cost and fee estimates in 2004.

As previously announced, IDS is reorganizing into 3 new business segments. This new structure will more effectively address evolving customer requirements for capability-driven solutions and improve productivity.

IDS’s total backlog continues to be the largest in the industry at $77.6 billion. Contractual backlog grew to $37.9 billion, up from $35.5 billion at the end of the third quarter. Unobligated backlog was $39.7 billion at the end of the fourth quarter. Total IDS backlog, comprised of contractual and unobligated, was down 1 percent from the end of the third quarter and down 10 percent from a year earlier.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to support the operations of Boeing’s business units and reduce portfolio risk. Revenues for the fourth quarter grew 5 percent to $238 million on favorable dispositions and restructurings. Pre-tax income rose 14 percent to $40 million on higher revenues and lower asset impairment charges.

For the year, pre-tax income grew 27 percent (Table 6). BCC’s year-end portfolio balance was $9.2 billion, unchanged from the end of the third quarter and down $0.5 billion for the year as normal portfolio run-off and depreciation more than offset new business volume. BCC contributed $120 million in cash dividends to the company during the quarter and $338 million for the year. BCC recorded leverage of 5.0-to-1, as measured by the ratio of debt-to-equity.

Table 6. Boeing Capital Corporation Operating Results

	4th Quarter		% Change	Full Year		% Change
(Millions)	2005	2004		2005	2004
Revenues[1]	$238	$226	5%	$966	$959	1%

Pre-Tax Income (Loss)[1]	$40	$35	14%	$232	$183	27%

Discontinued Operations (After-Tax)	$0	$4	N.M.	$(7)	$52	N.M.

[1]	2004 excludes discontinued operations from the sale of BCC’s commercial finance unit.

Additional Information

The “Other” segment consists primarily of Boeing Technology and Connexion by BoeingSM, as well as certain results related to the consolidation of all business units. For the fourth quarter, losses from operations narrowed to $60 million from $162 million last year, due primarily to lower expenses in Boeing Technology in 2005 and asset write-downs in 2004.

Pre-tax (non-cash) pension expense for the quarter was $451 million, up $330 million or $0.26 per share from the same period of 2004. This includes a pre-tax, non-cash pension charge of $228 million from the Rocketdyne sale. Share-based-plans expense was $160 million, up $33 million from the same period of 2004. Deferred stock compensation expense was $50 million, or $0.04 per share, as Boeing’s stock price rose during the period.

Outlook

The company is forecasting solid growth in 2006 and 2007 that reflects continued strong performance from its core businesses, higher commercial airplane deliveries and productivity gains across the company. (Table 7).

Boeing’s 2006 revenue is expected to be approximately $60 billion, which is below prior estimates due solely to a previously disclosed accounting change in our commercial airplane business. Revenue guidance for 2007 is established at $63.5 billion to $64.5 billion.

Earnings per share guidance for 2006 is being increased to between $3.25 and $3.45, from $3.10 to $3.30 previously forecasted, due to better operating performance and a lower deferred tax charge in the first quarter of 2006 than previously expected. This new outlook indicates an increase of approximately 5% over 2005, on GAAP basis, and approximately 40% over 2005 adjusted earnings per share* of 2.39. Boeing expects further EPS growth in 2007, with guidance of between $4.10 and $4.30 per share.

The company is maintaining its 2006 operating cash flow guidance at greater than $5.5 billion, and is setting its 2007 operating cash flow guidance at greater than $5.5 billion.

As noted above, Boeing Commercial Airplanes (BCA) is changing its method of accounting for supplier concession sharing agreements beginning in 2006. It will no longer record concession reimbursements received from suppliers as “Sales and other operating revenues.” Instead those will be reflected as a reduction to “Cost of products and services.” This accounting change reduced BCA’s 2006 revenue guidance by nearly $2 billion, but had only a nominal impact on expected operating earnings. Guidance for 2006 and 2007 now includes this change.

The guidance does not include the impact of the pending United Launch Alliance (ULA) transaction. Launch & Orbital Systems revenue guidance for 2006 includes approximately $1 billion for business planned to be part of ULA. Upon completion of the transaction, Boeing will use the equity method of accounting for this new joint venture, recognizing Boeing’s proportionate share of the venture’s earnings in the Launch & Orbital Systems segment.

The commercial airplane outlook is very strong. The 2006 delivery forecast remains approximately 395 airplanes, 36 percent higher than in 2005, while 2007 deliveries are expected to increase to between 440 and 445 airplanes. BCA revenue for 2006 is expected to be approximately $27.5 billion, with operating margins greater than 9 percent, while revenue for 2007 is expected to be between $29.5 billion to $30.5 billion, with operating margins greater than 10 percent. The 2006 delivery forecast is completely sold out while the forecast for 2007 is more than 92 percent sold out.

IDS revenues for 2006 are expected to be approximately $31.5 billion, with operating margins of approximately 10.5 percent. For 2007, IDS expects 2 to 5 percent revenue growth and operating margins above 10.5 percent.

Within IDS, Aircraft & Weapon Systems expects revenues of approximately $12.5 billion and operating margins of approximately 13 percent in 2006, with a stable outlook for 2007 and operating margins continuing in the low double-digit range. Network Systems expects revenues of approximately $10.5 billion and margins of approximately 8 percent, with a moderate growth outlook for 2007. Support Systems expects revenue to be approximately $6 billion in 2006 with operating margins of about 13 percent, with moderate revenue growth in 2007 and operating margins continuing in the low double-digit range. Launch & Orbital Systems expects 2006 revenues of about $2.5 billion and operating margins of about 2 percent, with a stable outlook for 2007.

IDS is reorganizing into 3 new segments: Precision Engagement and Mobility Systems, Networks and Space Systems, and Support Systems. We expect to begin reporting through these new segments when we report financial results for the first quarter of 2006.

Boeing’s research and development investment is expected to be between $2.6 billion and $2.8 billion in 2006 and between $2.7 billion and $2.9 billion in 2007, reflecting continued investment in planned product development programs. Annual capital expenditures should be approximately $1.6 billion in 2006 and $1.5 billion in 2007.

The company’s non-cash pension expense is expected to be approximately $1 billion for 2006 and for 2007. Pension cash funding is expected to be approximately $500 million in each of those years. The company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2006	2007
The Boeing Company
Revenues	~$60	$63.5 - $64.5
Earnings Per Share (GAAP)	$3.25 - $3.45	$4.10 - $4.30
Operating Cash Flow[1]	> $5.5	> $5.5

Boeing Commercial Airplanes
Deliveries	~395	440 - 445
Revenues[2]	~$27.5	$29.5 -$30.5
Operating Margin	> 9%	> 10%

Integrated Defense Systems
Revenues
Aircraft and Weapon Systems	~$12.5	Stable
Network Systems	~$10.5	Moderate Growth
Support Systems	~$6	Moderate Growth
Launch and Orbital Systems	~$2.5	Stable

Total IDS Revenues	~$31.5	2% -5% Growth

Operating Margin
Aircraft and Weapon Systems	~13%	Low Double Digit
Network Systems	~8%	High Single Digit
Support Systems	~13%	Low Double Digit
Launch and Orbital Systems	~2%	Mid Single Digit

Total IDS Operating Margin	~10.5%	> 10.5%

Boeing Capital Corporation
Portfolio Growth, Net	Flat	Flat
Revenue	~$0.9	~$0.9
Return on Assets	> 1%	> 1%

Research & Development	$2.6 - $2.8	$2.7 - $2.9
Capital Expenditures	~$1.6	~$1.5

[1]	After forecast pension contributions of $0.5 billion in 2006 and $0.5 billion in 2007.
[2]	Outlook for 2006 and beyond includes the application of the Financial Accounting Standards Board’s Emerging Issues Task Force (FASB EITF) 02-16 for vendor concession sharing agreements. Applying this accounting rule decreased expected 2006 revenues by nearly $2.0 billion.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definitions are provided for free cash flow and adjusted earnings per share.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Adjusted earnings per share

Adjusted earnings per share is defined as diluted earnings per share computed in accordance with generally accepted accounting principles adjusted for certain significant charges or credits. Management believes adjusted earnings per share are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

# # #

Cxxxx

Contact:

Investor Relations:	David Dohnalek or Rob Young (312) 544-2140
Communications:	John Dern or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Twelve months ended December 31		Three months ended December 31
	2005	2004	2005	2004
Sales of products	$45,398	$43,799	$11,879	$11,201
Sales of services	9,447	8,658	2,325	2,113

Total revenues	54,845	52,457	14,204	13,314

Cost of products	(38,082)	(37,759)	(10,359)	(10,499)
Cost of services	(7,767)	(6,916)	(1,717)	(1,426)
Boeing Capital Corporation interest expense	(359)	(350)	(93)	(88)

Total costs and expenses	(46,208)	(45,025)	(12,169)	(12,013)

	8,637	7,432	2,035	1,301
Income from operating investments, net	88	91	20	24
General and administrative expense	(4,228)	(3,657)	(939)	(899)
Research and development expense	(2,205)	(1,879)	(601)	(414)
Gain on dispositions, net	520	23	29	16
Goodwill impairment		(3)

Earnings from continuing operations	2,812	2,007	544	28
Other income, net	301	288	117	46
Interest and debt expense	(294)	(335)	(53)	(83)

Earnings (loss) before income taxes	2,819	1,960	608	(9)
Income tax (expense)/benefit	(257)	(140)	(144)	191

Net earnings from continuing operations	2,562	1,820	464	182
Cumulative effect of accounting change, net of taxes	17		(4)
Income (loss) from discontinued operations, net of taxes		10		(5)
Net gain (loss) on disposal of discontinued operations, net of taxes	(7)	42		9

Net earnings	$2,572	$1,872	$460	$186

Basic earnings per share from continuing operations	$3.26	$2.27	$0.61	$0.24
Cumulative effect of accounting change, net of taxes	0.03		(0.01)
Income (loss) from discontinued operations, net of taxes		0.01		(0.01)
Net gain (loss) on disposal of discontinued operations, net of taxes	(0.02)	0.05		0.01

Basic earnings per share	$3.27	$2.33	$0.60	$0.24

Diluted earnings per share from continuing operations	$3.19	$2.24	$0.59	$0.23
Cumulative effect of accounting change, net of taxes	0.02		(0.01)
Income (loss) from discontinued operations, net of taxes		0.01		(0.01)
Net gain (loss) on disposal of discontinued operations, net of taxes	(0.01)	0.05		0.01

Diluted earnings per share	$3.20	$2.30	$0.58	$0.23

Cash dividends paid per share	$1.00	$0.77	$0.25	$0.20

Weighted average diluted shares (millions)	802.9	813.0	791.6	812.7

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	December 31 2005	December 31 2004
Assets
Cash and cash equivalents	$5,412	$3,204
Short-term investments	554	319
Accounts receivable, net	5,246	4,653
Current portion of customer financing, net	367	616
Deferred income taxes	2,449	1,991
Inventories, net of advances and progress billings	7,940	6,508
Assets of discontinued operations		70

Total current assets	21,968	17,361

Customer financing, net	9,639	10,385
Property, plant and equipment, net	8,420	8,443
Goodwill	1,924	1,948
Other acquired intangibles, net	875	955
Prepaid pension expense	13,251	12,588
Deferred income taxes	140	154
Investments	2,852	3,050
Other assets	989	1,340

	$60,058	$56,224

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$16,513	$14,869
Advances and billings in excess of related costs	9,930	6,384
Income taxes payable	556	522
Short-term debt and current portion of long-term debt	1,189	1,321

Total current liabilities	28,188	23,096

Deferred income taxes	2,067	1,090
Accrued retiree health care	5,989	5,959
Accrued pension plan liability	2,948	3,169
Deferred lease income	269	745
Long-term debt	9,538	10,879
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized; Shares issued – 1,012,261,159 and 1,011,870,159	5,061	5,059
Additional paid-in capital	4,371	3,420
Treasury shares, at cost – 212,090,978 and 179,686,231	(11,075)	(8,810)
Retained earnings	17,276	15,565
Accumulated other comprehensive loss	(1,778)	(1,925)
ShareValue Trust Shares – 39,593,463 and 38,982,205	(2,796)	(2,023)

Total shareholders’ equity	11,059	11,286

	$60,058	$56,224

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Twelve months ended December 31		Three months ended December 31
	2005	2004	2005	2004
Revenues:
Commercial Airplanes	$22,651	$21,037	$5,856	$5,398
Integrated Defense Systems:
Aircraft and Weapon Systems	11,444	11,394	3,099	2,627
Network Systems	11,264	11,221	2,890	2,942
Support Systems	5,342	4,881	1,588	1,391
Launch and Orbital Systems	2,741	2,969	548	667

Total Integrated Defense Systems	30,791	30,465	8,125	7,627
Boeing Capital Corporation	966	959	238	226
Other	972	549	173	139
Accounting differences/eliminations	(535)	(553)	(188)	(76)

Total revenues	$54,845	$52,457	$14,204	$13,314

Earnings (loss) from continuing operations:
Commercial Airplanes	$1,432	$753	$330	$(149)
Integrated Defense Systems:
Aircraft and Weapon Systems	1,707	1,636	511	291
Network Systems	638	969	165	276
Support Systems	765	662	225	184
Launch and Orbital Systems	780	(342)	23	(76)

Total Integrated Defense Systems	3,890	2,925	924	675
Boeing Capital Corporation	232	183	40	35
Other	(334)	(535)	(60)	(162)
Accounting differences/eliminations	(989)	(403)	(372)	(169)
Share-based plans expense	(852)	(576)	(160)	(127)
Unallocated expense	(567)	(340)	(158)	(75)

Earnings from continuing operations	2,812	2,007	544	28
Other income, net	301	288	117	46
Interest and debt expense	(294)	(335)	(53)	(83)

Earnings (loss) before income taxes	2,819	1,960	608	(9)
Income tax (expense)/benefit	(257)	(140)	(144)	191

Net earnings from continuing operations	2,562	1,820	464	182
Cumulative effect of accounting change, net of tax	17		(4)
Income (loss) from discontinued operations, net of taxes		10		(5)
Net gain (loss) on disposal of discontinued operations, net of taxes	(7)	42		9

Net earnings	$2,572	$1,872	$460	$186

Effective income tax rate	9.1%	7.1%	23.7%	N.M.

Research and development expense:
Commercial Airplanes	$1,302	$941	$381	$245
Integrated Defense Systems:
Aircraft and Weapon Systems	374	382	91	83
Network Systems	285	234	72	31
Support Systems	80	57	20	13
Launch and Orbital Systems	116	161	26	23

Total Integrated Defense Systems	855	834	209	150
Other	48	104	11	19

Total research and development expense	$2,205	$1,879	$601	$414

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31	Twelve months ended December 31
(Dollars in millions)	2005	2004
Cash flows - operating activities:
Net earnings	$2,572	$1,872
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items:
Impairment of goodwill		3
Share-based plans expense	852	576
Depreciation	1,412	1,412
Amortization of other acquired intangibles	91	97
Amortization of debt discount/premium and issuance costs	23	15
Pension expense	1,225	335
Investment/asset impairment charges, net	83	122
Customer financing valuation provision	73	45
Net gain/(loss) on disposal of discontinued operations	12	(66)
Gain on dispositions, net	(520)	(23)
Other charges and credits, net	129	539
Non cash adjustments related to discontinued operations		15
Excess tax benefits from share-based payment arrangements	(70)	(23)
Changes in assets and liabilities –
Accounts receivable	(592)	(241)
Inventories, net of advances, progress billings and reserves	(1,965)	535
Accounts payable and other liabilities	1,147	1,321
Advances in excess of related costs	3,562	735
Income taxes receivable, payable and deferred	628	1,086
Deferred lease income	(476)	(30)
Prepaid pension expense	(1,862)	(4,355)
Goodwill		(3)
Other acquired intangibles, net	11	(1)
Accrued retiree health care	30	214
Customer financing, net	589	(421)
Other	46	(255)

Net cash provided by operating activities	7,000	3,504

Cash flows - investing activities:
Discontinued operations customer financing, reductions	2	174
Property, plant and equipment, additions	(1,547)	(1,246)
Property, plant and equipment, reductions	51	268
Acquisitions, net of cash acquired	(172)	(34)
Proceeds from dispositions of discontinued operations		2,017
Proceeds from dispositions	1,709	194
Contributions to investments	(2,866)	(4,142)
Proceeds from investments	2,725	1,323

Net cash used by investing activities	(98)	(1,446)

Cash flows - financing activities:
Debt repayments	(1,378)	(2,208)
Stock options exercised	348	98
Excess tax benefits from share-based payment arrangements	70	23
Common shares repurchased	(2,877)	(752)
Dividends paid	(820)	(648)

Net cash used by financing activities	(4,657)	(3,487)

Effect of exchange rate changes on cash and cash equivalents	(37)

Net increase/(decrease) in cash and cash equivalents	2,208	(1,429)

Cash and cash equivalents at beginning of year	3,204	4,633

Cash and cash equivalents at end of year	$5,412	$3,204

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Twelve Months				4th Quarter
Commercial Airplanes	2005		2004		2005		2004
717	13	(5)	12	(6)	4	(2)	3	(1)
737 Next-Generation	212		202		52		48
747	13		15		4		4
757	2		11
767	10		9	(1)	3		3
777	40		36		10		9

Total	290		285		73		67

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
Chinook International New Builds
Apache (New Builds)	12		3		5		3
F/A-18E/F	42		48		10		11
T-45TS	10		7		2		2
F-15	6		3		4
C-17	16		16		4		3
C-40	2		3				2

Network Systems
Satellites:

Launch and Orbital Systems:
Delta II	2		4				1
Delta IV
Satellites	3		2

Contractual backlog (Dollars in billions)			December 31 2005		September 30 2005		December 31 2004
Commercial Airplanes			$124.1		$98.1		$70.4
Integrated Defense Systems:
Aircraft and Weapon Systems			19.2		18.8		18.3
Network Systems			7.4		7.1		10.2
Support Systems			7.7		6.0		6.5
Launch and Orbital Systems			3.6		3.6		4.2

Total Integrated Defense Systems			37.9		35.5		39.2

Total contractual backlog			$162.0		$133.6		$109.6

Unobligated backlog			$40.2		$43.5		$47.9

Workforce			153,000		152,700		159,000

Note:	Commercial Airplanes implemented Emerging Issues Task Force (EITF) 02-16 as of January 2006. As a result, concession sharing will no longer be included in ending backlog, this has been reflected in our 12/31/2005 Commercial Airplanes ending backlog which was reduced by $7.8 billion. Had earlier periods reflected this method of accounting, Commercial Airplanes contractual backlog would have been reduced by $7.8 billion at 9/30/2005 and by $4.9 billion at 12/31/2004.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

	Twelve months ended December 31
Dollars in millions except per share data	2005		2004
GAAP Diluted earnings per share *	$3.20		$2.30

Asset Dispositions/Divestitures	(0.04	)a	—

Air Force 767 Tanker and 717 Program completion	—		0.44	b

Interest associated with income tax benefits	(0.05	)c	(0.17	)d

Income tax benefits	(0.71	)e	(0.45	)f

Cumulative effect of Accounting Change, Net of Taxes	(0.02	)g

Net (gain)/loss on Discontinued Operations, Net of Taxes	0.01	h	(0.06	)i

Adjusted earnings per share *	$2.39		$2.06

Weighted average diluted shares (millions)	802.9		813.0

a	Represents the net earnings per share impact, including pension and other post-retirement benefits, on the sale of Rocketdyne, Wichita and EDD. The per share amount for the year is presented net of income taxes at 37.8%.
b	Represents pre-tax charges of $280 related to the 717 Program completion and $275 related to 767 United States Air Force Tanker Program. The per share amount is net of income taxes computed using a 36.3% tax rate.
c	Represents interest income of $64 related to income tax audit settlements. The per share amount is net of income taxes at 37.8%
d	Represents interest income of $219 related to income tax audit settlements. The per share amount is net of income taxes at 36.3%.
e	Represents tax benefits of $570 due to a settlement with the Internal Revenue Service for the years 1998—2001, a change in valuation allowances and provision adjustments related to tax filings for 2004 and prior years partly offset by the tax cost of repatriating foreign earnings.
f	Represents tax benefits of $367 from a settlement with the Internal Revenue Service (IRS) of the years 1986—1997, tax benefits associated with state tax audit settlements and other provision adjustments.
g	Primarily represents the adoption of SFAS No. 123 (revised 2004) Share-Based Payment in Q1 2005 and the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in Q4 2005.
h	Represents the net loss from the disposal of discontinued operations from the sale of assets from BCC’s Commercial Financial Services to General Electric Capital Corporation.
i	Represents the net gain from the disposal of discontinued operations from the sale of assets from BCC’s Commercial Financial Services to General Electric Capital Corporation.
*	GAAP diluted earnings per share and adjusted earnings per share includes the impact of the International Association of Machinists (IAM) strike, which resulted in 29 fewer commercial aircraft deliveries than planned. These deliveries would have increased EPS by an estimated $0.35 per share.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company's ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Three months ended December 31
	2005		2004
GAAP Diluted earnings per share *	$0.58		$0.23

Rocketdyne divestiture, settlement and curtailment costs	0.16	a	—

Air Force 767 Tanker and 717 Program completion	—		0.44	b

Cumulative effect of Accounting Change, Net of Taxes	0.01c

Tax benefits	(0.01	)d	(0.12	)e

Adjusted earnings per share *	$0.74		$0.55
Weighted average diluted shares (millions)	791.6		812.7

a	Represents the net earnings per share impact of settlement and curtailment of pension ($228 pre-tax charge) and other post-retirement benefits ($28 pre-tax benefit). This charge was disclosed when the transaction was completed in the third quarter at which time we recorded a pre-tax gain on the sale of $578. The per share amount for the fourth quarter is presented net of income taxes at 37.8%.
b	Represents pre-tax charges of $280 related to the 717 Program completion and $275 related to 767 United States Air Force Tanker Program. The per share amount is net of income taxes computed using a 36.3% tax rate.
c	Primarily represents the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations of ($4).
d	Represents net tax benefits of $11 resulting from favorable international tax adjustments and a change in valuation allowances partly offset by the tax cost of repatriated foreign earnings.
e	Represents state income tax audit settlements of $98.
*	GAAP diluted earnings per share and adjusted earnings per share include the impact of the International Association of Machinists (IAM) strike, which resulted in 8 fewer commercial aircraft deliveries than planned. These deliveries would have increased EPS by an estimated $0.08 per share.